Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, Mary Pat Salomone (“Executive”) and The Babcock & Wilcox Company, a Delaware corporation (the “Company”).

RECITALS:

A. Executive has been employed by the Company as Senior Vice President and Chief Operating Officer and has announced her intention to retire and resign from this position effective June 30, 2013 (the “Date of Retirement”), subject to a potential return to service as specified below.

B. In the event that on or before October 31, 2013 (or such later date as may be mutually agreed, in writing, by Executive and the Company prior to October 31, 2013, but not later than February 21, 2014), Nuclear Production Partners, LLC (“NP2”) is ultimately selected by the Department of Energy / National Nuclear Security Administration (“DOE/NNSA”) as the successful offeror for the Y-12 National Security Complex and Pantex Plant, with an Option for Savannah River Tritium Operations Management and Operating Contract (the “Y-12/Pantex M&O Contract”), Executive acknowledges that it remains her intention to serve in the position of Chief Executive Officer of NP2.

C. The Company and Executive mutually desire to establish and agree upon the terms and conditions of Executive’s separation from service.

In consideration of the mutual promises and obligations set forth herein, Executive and the Company hereby agree as follows:

1. Entitlements. Executive will be entitled to receive the benefits specified in this Paragraph 1 in the manner and at the times specified herein. Executive will be entitled to receive any unpaid wages through the Date of Retirement and payment for accumulated and unused vacation as of the Date of Retirement. Executive and her qualified beneficiaries will continue to be covered by the Company’s health care arrangements until the Date of Retirement, and thereafter will be entitled to continue group health care coverage for herself and/or her qualified beneficiaries for up to eighteen (18) months in accordance with the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended and regulations issued thereunder (“COBRA”). Subject to and consistent with the terms of such Plans, Executive may elect to begin receiving benefits under (a) the Retirement Plan for Employees of Babcock & Wilcox Governmental Operations as of the first day of any month following the Date of Retirement and (b) the Restoration of Retirement Income Plan (the “Excess Plan”) beginning as of the 1st day of the 7th month following Executive’s “Separation from Service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (it being the intention of the Company and Executive that the date of Executive’s Separation from Service be the same as her Service Vesting Date, as defined in Paragraph 2 below) and regulations issued thereunder under any available annuity form of payment selected by Executive, in accordance with Section 8 of the Excess Plan. The first monthly payment of Excess Plan benefits shall include the monthly payments that would have been made for the prior six months but for the

Code Section 409A requirements applicable to a “specified employee” (as defined for purposes of Code Section 409A). Benefits payable under the Excess Plan are subject to the forfeiture provisions of Section 15 of the Excess Plan. Executive will be entitled to begin receiving benefits under The Babcock & Wilcox Company Thrift Plan at any time after the Date of Retirement under any form of payment available under that plan. Executive will become 100% vested in her account balance in each of The Babcock & Wilcox Company Supplemental Executive Retirement Plan (the “SERP”) and The Babcock & Wilcox Company Defined Contribution Restoration Plan (the “Restoration Plan”) on the date of her Separation from Service, which account balances shall be distributed in accordance with her existing elections with respect to distributions on account of Separation from Service, subject to the six-month delay required under Code Section 409A for distributions to a “specified employee”. Benefits payable under the SERP and the Restoration Plan are subject to the forfeiture provisions set forth in Section 9.12 of the SERP and the Restoration Plan. Executive agrees that she is not and will not be entitled to any severance or other payments or benefits under The Babcock & Wilcox Company Executive Severance Plan, or any successor or replacement severance plan. The Change in Control Agreement, entered into by and among the Company, Babcock & Wilcox Investment Company and Executive, effective as of August 11, 2010, shall automatically terminate effective on the Date of Retirement. In addition, Executive acknowledges and agrees that the employment offer letter regarding NP2 dated March 9, 2012, shall automatically terminate, effective on the date this Agreement has been executed and is no longer subject to revocation by Executive.

2. Equity Awards. Subject to Paragraph 9 of this Agreement, Executive will be entitled to receive the benefits specified in this Paragraph 2 in the manner and at the times specified herein; provided Executive has executed and delivered (a) this Agreement as provided in Paragraph 14 hereof and this Agreement is no longer subject to revocation and (b) the release set forth in Exhibit A, which is attached hereto and incorporated herein by reference, as provided in Paragraph (f) thereof and such release is no longer subject to revocation. Executive previously received certain awards (the “Awards”) under The Babcock & Wilcox Company Long Term Incentive Plan (the “LTIP”). In consideration of the covenants to which Executive has agreed as described in Paragraphs 5, 6, and 7 and elsewhere in this Agreement, and otherwise subject to the provisions of this Agreement, any service related vesting condition associated with all outstanding unvested Awards that were awarded prior to January 1, 2013 and which remain outstanding on the Date of Retirement shall apply as if such termination of employment were due to a “reduction in force” on the earliest of (i) at 11:59 pm, Eastern time, on October 31, 2013, or such later date as may be mutually agreed, in writing, by Executive and the Company prior to October 31, 2013, but not later than February 21, 2014, (ii) the date that DOE/NNSA finally determines that any and all protests or appeals filed in connection with the Y-12/Pantex M&O Contract have been resolved and NP2 is not ultimately selected as the successful offeror (which date the Company will promptly communicate to Executive), and (iii) such other earlier date, but no earlier than July 15, 2013, as may be mutually agreed, in writing, by Executive and the Company (the “Service Vesting Date”), as set forth in the applicable award agreement (except as modified hereby). For the avoidance of doubt, such Awards are as set forth on Exhibit B hereto. Awards of Restricted Stock Units that vest on the Service Vesting Date and Awards of Performance Shares that vest on the last day of the applicable performance measurement period pursuant to this Paragraph 2 shall be distributed to Executive in accordance with Executive’s existing elections with respect to distributions on account of Separation from Service, subject to the six month delay required under Code Section 409A for distributions to a “specified employee”. Any Award of Options that vests on the Service Vesting Date pursuant to this Paragraph 2 shall become exercisable on such Service Vesting Date and shall remain exercisable for a period of one year following such Service Vesting Date.

All other outstanding unvested Awards shall be forfeited on the Service Vesting Date. For the avoidance of doubt, the Awards and expected vesting, assuming Executive complies with the terms of this Agreement, are set forth on Exhibit B.

3. Additional Payments and Benefits Provided by the Company. Subject to Paragraph 9 of this Agreement, Executive will be entitled to receive the benefits specified in this Paragraph 3 in the manner and at the times specified herein; provided Executive has executed and delivered (i) this Agreement as provided in Paragraph 14 hereof and this Agreement is no longer subject to revocation, and (ii) with respect to the second installment described in subparagraph (a) below, the release set forth in Exhibit A as provided in Paragraph (f) thereof and such release is no longer subject to revocation. In further consideration of the release in Paragraph 4 and the covenants to which Executive has agreed as described in Paragraphs 5, 6, and 7 and elsewhere in this Agreement, the Company will pay Executive:

(a) A lump sum amount, in cash, equal to $1,249,200.00 (One Million Two Hundred Forty-Nine Thousand Two Hundred Dollars). Such payment shall be made in two installments. The first installment, in the amount of $325,000.00 (Three Hundred Twenty Five Thousand Dollars) shall be paid as soon as administratively possible after the later of the Date of Retirement or the expiration of the revocation period described in Paragraph 14. The second installment, in the amount of $924,200.00 (Nine Hundred Twenty-Four Thousand Two Hundred Dollars) shall be paid as soon as administratively possible after the later of the expiration of the revocation period described in Paragraph (f) of Exhibit A or the Service Vesting Date. In no event shall any payment under this subparagraph (a) be made later than March 15, 2014.

(b) A lump sum amount, in cash, equal to the Applicable Premium (as defined in COBRA) for twelve months of COBRA continuation coverage of the medical, dental and/or vision benefits in effect for Executive and her qualified beneficiaries on the Date of Retirement. Such payment shall be made as soon as administratively possible following the later of the expiration of the revocation period referenced in Paragraph (f) of Exhibit A or the Service Vesting Date. In no event shall any payment under this subparagraph (b) be made later than March 15, 2014.

4. Release of Claims by Executive.

(a) In consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, Executive hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the “Company Releasees,” as defined below, from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that she has, may have or may be entitled to from or against the Company Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future Affiliates (as defined in

Paragraph 5 below), subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Company Releasees (together, the “Executive Released Claims”); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Agreement is executed, (ii) for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its Affiliates (as defined below) or Executive in her capacity as an employee or a former officer or director of the Company or its Affiliates (it being agreed by the Company that Executive shall continue to be entitled to such indemnification in respect of the period prior to the Date of Retirement), (iii) arising from any breach or failure to perform this Agreement, or (iv) that cannot be waived by law. For the sake of clarity, this Paragraph 4 shall not operate to deny Executive of any rights to coverage under the Company’s directors and officers liability and insurance policy, as in effect from time to time, to which she would otherwise be entitled.

(b) The parties intend this release to cover any and all Executive Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Company Releasees, and/or by any acts or omissions of any of the Company Releasees’ agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to state employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Company Releasees’ real or alleged waivable legal obligations to Executive with the specific exceptions noted above. The term “Company Releasees” means the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.

(c) Executive expressly agrees that neither she nor any person acting on her behalf will file or permit to be filed any action for legal or equitable relief against the Company Releasees involving any matter related in any way to her employment with, or termination from employment with the Company, its predecessors, successors, assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations. In the event that such an action is filed, Executive agrees that the Company Releasees are entitled to legal and equitable remedies against her, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing two sentences shall not apply to any charge filed by Executive with the Equal Employment Opportunity Commission, any action for a claim arising after the date this Agreement is executed, any action for indemnification arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in her capacity as an employee or former officer or director of the Company or its Affiliates or any action filed by Executive that is narrowly limited to seeking a determination as to the validity of the provisions of this Paragraph 4 or to enforce the terms of this Agreement. Should Executive file a charge with the Equal Employment Opportunity Commission or should any governmental entity, agency, or commission file a charge, action, complaint or lawsuit against any of the Company Releasees based on any Executive Released Claim, Executive agrees not to seek or accept any resulting relief whatsoever.

(d) Executive represents and warrants that as of the date of her execution of this Agreement she has no knowledge of any unlawful activity by herself, the Company, the Company Releasees, the Affiliates or the Ventures (as defined below).

5. Confidentiality and Non-Disclosure. Executive acknowledges that the Company and/or its Affiliates or Ventures have previously provided her with Confidential Information and may provide her with Confidential Information up to the Date of Retirement, and that the unauthorized disclosure of such Confidential Information will result in irreparable harm to the Company and/or its Affiliates or Ventures. Executive further acknowledges that the preservation and protection of Confidential Information is an essential part of her employment with the Company and that she has a duty of fidelity and trust to the Company, its Affiliates and/or Ventures in handling Confidential Information. Executive shall not knowingly disclose or make available to any other person or entity, or use for her own personal gain, any Confidential Information. For purposes of this Agreement, the term “Affiliate” means an affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, the term “Venture” means an entity in which the Company or an Affiliate has a management or voting interest, and the term “Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or Ventures, or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates or Ventures, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or Ventures is engaged, except such information, data or knowledge that (a) becomes generally available to the public other than as a result of a violation of the terms of this Agreement, (b) is authorized by notice in writing from the Company for release by Executive, or (c) is required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following her receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).

6. Undertakings By Executive. Executive agrees that on the Date of Retirement she will immediately deliver to the Company (and will not keep in her possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property, in whatever medium stored (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Executive, and any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other property of the Company, or any Affiliate or Venture.

7. Non-Solicitation And Non-Competition.

(a) In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that for the twelve (12)-month period following the Date of Retirement she shall not, without the prior written consent of the Company, directly or indirectly, (i) induce, entice or solicit (or attempt to induce, entice or solicit) any person who is an employee of the Company or any of its Affiliates or Ventures to leave the employment of the Company or any of its Affiliates or Ventures, (ii) solicit or attempt to solicit the business of any acquisition prospect of the Company or any of its Affiliates or Ventures with whom Executive had any actual contact while employed by the Company or any of its Affiliates, or (iii) hire, engage, employ or assist any third party in hiring, engaging or employing any person who is at such time (or was at any time within six (6) months prior to the date of such employment or engagement) employed or engaged by the Company or any of its Affiliates or Ventures as an employee, agent, representative, consultant or independent contractor to perform any work or render any service similar or related to that provided by such person to the Company or any of its Affiliates or Ventures. The provisions of this Paragraph 7(a) shall not prohibit Executive from speaking with persons who respond to general advertisements or who contact a business with which Executive is affiliated through an independent recruiting firm that has not been directed to solicit interest from any person who is an employee of the Company, any of its Affiliates or Ventures.

(b) In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that for the twelve (12)-month period following the Date of Retirement she will not, without the prior written consent of the Company (which consent may be granted or withheld in the Company’s sole discretion), acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company, an Affiliate or Venture or accept employment with or render services to such business as an officer, director, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company or an Affiliate.

(c) In consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, Executive agrees that for the twelve (12)-month period following the Date of Retirement she will not perform any act, engage in any conduct or course of action or make or publish any adverse or untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company, the Company Releasees, an Affiliate or a Venture. Likewise, in consideration of the payments and promises provided under this Agreement, the sufficiency of which is expressly acknowledged, the Company agrees that for the twelve (12)-month period following the Date of Retirement, its President and elected Vice Presidents will not perform any act, engage in any conduct or course of action or make or publish any adverse or untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of Executive or knowingly permit any other employee of the Company to do so.

(d) The restrictions contained in subparagraphs (a) and (b) of this Paragraph 7 are geographically limited to areas or territories within the United States or in any foreign country where the Company or an Affiliate or a Venture engages (or has definite plans to engage) in operations or the marketing of its products or services on the Date of Retirement.

(e) Executive acknowledges that she has received valuable consideration from the Company as provided in this Agreement for the release in Paragraph 4 and Exhibit A and the covenants and undertakings set forth in Paragraphs 5, 6 and 7, that the consideration provided by the Company gives rise to an interest of the Company and its Affiliates and Ventures in restraining Executive from engaging in the conduct described in Paragraphs 5, 6 and 7 of this Agreement and that the restrictive covenants and undertakings are designed to enforce Executive’s consideration or return promises under this Agreement. Additionally, Executive acknowledges that the restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the Company’s relationship with its customers, goodwill or other legitimate business interests of the Company and its Affiliates and Ventures, including, but not limited to, the Company’s and its Affiliates’ and Ventures’ need to protect their Confidential Information. During the twelve (12)-month period following the Date of Retirement, the Company may notify any person or entity employing or contracting with Executive or evidencing an intention of employing or contracting with Executive of the existence and provisions of this Agreement.

8. Enforcement of Covenants and Undertakings. In the event the Company determines reasonably and in good faith that Executive has breached any term of Paragraph 5, 6 or 7 of this Agreement, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of competent jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate, or (c) posting any bond with respect thereto) against Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.

9. Repayment and Forfeiture. Executive agrees that in the event that she (a) materially breaches any term of Paragraph 5, 6 or 7 of this Agreement, and, in the event such breach can be cured, such breach has not been cured by Executive within fifteen (15) days after receipt by the Executive of written notice thereof from the Company, and such material breach is confirmed by a court of competent jurisdiction, or (b) challenges the validity of all or any part of Paragraphs 5, 6 or 7 and all or any part of Paragraphs 5, 6 or 7 is found as a result of such challenge to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, in addition to any other remedies at law or in equity the Company may have available to it, (i) Executive shall repay to the Company the net, after tax proceeds of any payments made under Paragraph 3 of this Agreement and (ii) any Awards that vested or may vest following the Service Vesting Date pursuant to Paragraph 2 of this Agreement shall be forfeited and, if applicable, Executive shall repay the net, after tax proceeds thereof to the Company. Any repayment and/or forfeiture provisions in any of the Company’s underlying plan documents or other Company policies shall continue in full force and effect. The Company and Executive each hereby represents and warrants to the other that each is not aware of any facts or circumstances that would trigger the repayment and/or forfeiture provisions in any such plan documents or Company policies. In the event that legal action is taken by the Executive or the Company to enforce this Agreement, the prevailing party shall be entitled to attorney’s fees. Executive agrees that all payments under this Agreement (including, without limitation, the base salary and all incentive compensation, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), will be subject to any other forfeiture or repayment required under the Dodd-Frank Act and regulations and rulings issued thereunder.

10. Potential Service as CEO of NP2. In the event that on or before October 31, 2013, or such later date as may be mutually agreed, in writing, by Executive and the Company prior to October 31, 2013, but not later than February 21, 2014, NP2 is ultimately selected by the DOE/NNSA as the successful offeror for the Y-12/Pantex M&O Contract, Executive acknowledges that it remains her intention to serve in the position of Chief Executive Officer of NP2 for a period of two years. In such event, the Company’s obligation to pay Executive any remaining benefits under Paragraphs 2 and 3 of this Agreement shall terminate, and the Company and Executive shall execute a Call Back Agreement on terms no less favorable to Executive and the Company than the terms of the Call Back Agreement as substantially negotiated by the parties as of the date hereof. In the event NP2 is ultimately selected by the DOE/NNSA as the successful offeror for the Y-12/Pantex M&O Contract by October 31, 2013, or such later date as may be mutually agreed, in writing, by Executive and the Company prior to October 31, 2013, but not later than February 21, 2014, but Executive refuses to execute a Call Back Agreement on terms no less favorable to Executive and the Company than the terms of the Call Back Agreement as substantially negotiated by the parties as of the date hereof, Executive shall repay to the Company the net, after tax proceeds of any payments made under Paragraph 3 of this Agreement.

11. Miscellaneous Provisions.

(a) Executive hereby resigns from all other director and officer positions held with the Company and any other appointed or elected positions she may hold with the Company and its Affiliates and Ventures, other than NP2, effective on the Date of Retirement.

(b) Failure on the part of the Company or Executive at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of either party’s obligations in respect thereof, or of either party’s right hereunder to require strict compliance therewith in the future.

(c) The obligations set forth in this Agreement are severable and divisible, and the unenforceability of any clause or portion thereof shall not affect the enforceability of the remainder of such clause or of any other obligation contained herein.

(d) The company shall be entitled to withhold from amounts payable under this Agreement such Federal, state, local, foreign or excise taxes as shall be required or permitted to be withheld pursuant to applicable law or regulation. Executive acknowledges that other than the Company’s obligation to withhold applicable income and/or employment taxes she is solely responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments and benefits provided under this Agreement, other than the Company’s share of any applicable payroll taxes. The Company encourages Executive to obtain independent legal advice with respect to the tax consequences of this Agreement.

(e) It is the intent of the parties that the provisions of this Agreement either comply with Code Section 409A and the Treasury regulations and guidance issued thereunder or that one or more elements of compensation or benefits be exempt from Code Section 409A. Accordingly, the parties intend that this Agreement be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “Separation from Service” under Section 409A. The Company shall neither cause nor permit:

(i) any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A; (ii) any payment subject to Code Section 409A to be accelerated in violation of Code Section 409A; or (iii) any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Code Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Code Section 409A to the extent applicable. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Captions contained in this Agreement are for reference purposes only, and are not intended by either party to describe, interpret, define, broaden or limit the scope, extent or intent of this Agreement or any of its provisions.

(f) All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile or email to the facsimile number or email address given below, provided that a copy is also sent by a nationally recognized overnight delivery service, (c) the day after being sent by a nationally recognized overnight delivery service, or (d) three days after being mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Mary Pat Salomone

Email:

If to the Company:

The Babcock & Wilcox Company

13024 Ballantyne Corporate Place, Suite 700

Charlotte, NC 28277

Attn: General Counsel

Facsimile:

Or to such other address as Executive or the Company may hereafter specify in a notice furnished in writing in accordance with this Paragraph 11(f).

(g) In the event that NP2 is ultimately selected by DOE/NNSA as the successful offeror for the Y-12/Pantex M&O Contract prior to the Date of Retirement and Executive becomes the Chief Executive Officer of NP2, this Agreement shall terminate on the date DOE/NNSA makes such determination; provided, however, that the last 2 sentences of

Paragraph 1 and Paragraph 11(a) shall survive such termination. In addition, the modifications to Executives’ Awards set forth in Paragraph 2 shall be null and void and such Awards shall continue in full force and effect and become vested in accordance with the terms of the applicable original grant agreement.

(h) The Company agrees to take commercially reasonable and appropriate steps, as determined by the Company in good faith, to maintain Executive’s current U.S. Government security clearance until the Service Vesting Date (or such later as determined by the Company; provided that in such event the Company shall provide Executive with at least 45 days advance notice prior to terminating sponsorship of Executive’s security clearance).

12. Entire Agreement. Executive and the Company agree and acknowledge that this Agreement together with the exhibits and attachments hereto contains and comprises the entire agreement and understanding between the parties with respect to Executive’s termination of employment with the Company, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause any party to execute this Agreement, and that all agreements and understandings between the parties are embodied and expressed in this Agreement, provided that the Awards and applicable grant agreements will remain in full force and effect as amended by this Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Executive and a duly authorized agent of the Company. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Executive, the Company, the Company’s successors, assigns, the Company Releasees, the Affiliates and the Ventures, each as defined in this Agreement. Any other agreements or understandings between the parties, whether written or oral, are hereby null and void.

13. Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of North Carolina, but without giving effect to the principles of conflict of laws of such State. The parties agree that venue and jurisdiction for any litigation arising out of or related to this Agreement or regarding the validity of this Agreement shall lie with a court of competent jurisdiction in Charlotte, North Carolina.

14. Timing and Consultation with Counsel. Executive acknowledges that she has been given a reasonable period of time within which to consider this Agreement and has been advised to discuss the terms of this Agreement with legal counsel. Executive acknowledges that she has had at least 21 days to consider this Agreement and she was advised that (a) it can only be accepted by executing it at any time on or prior to May 6, 2013 (the “Consideration Period”) and delivering it to the attention of the Company General Counsel at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, NC 28277 prior to 5:00 pm, Eastern time, on the last day of the Consideration Period, and (b) if accepted, this Agreement can be revoked by Executive, in writing, for up to seven (7) days following the date of such acceptance by delivering such written revocation to the attention of the Company General Counsel at 13024 Ballantyne Corporate Place, Charlotte, NC 28277 prior to 5:00 p.m., eastern time, on the seventh day following acceptance. Executive agrees that no modification to this Agreement will restart the Consideration Period. Based upon her review and consultation with legal counsel of her choice, Executive acknowledges that she fully and completely understands and accepts the terms of this

Agreement and enters into it freely, voluntarily and of her own free will. This Agreement will not be effective or enforceable until both parties have signed it and the seven (7) day revocation period has expired with no revocation by Executive taking place.

[Intentionally Left Blank]

I HAVE READ THE FOREGOING SEPARATION AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date: May 6, 2013	By:	/s/ Mary Pat Salomone
Mary Pat Salomone

Before me, a Notary Public in and for Mecklenburg County, North Carolina, personally appeared the above-named Mary Pat Salomone, who acknowledged that she did sign the foregoing instrument, and that the same is her free act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Charlotte, NC, this 6th day of May, 2013.

/s/ Wendy A. Walters
NOTARY PUBLIC

The Babcock & Wilcox Company

Date: May 6, 2013	By:	/s/ E. James Ferland
E. James Ferland, President and CEO

Before me, a Notary Public in and for Mecklenburg County, North Carolina, personally appeared the above-named The Babcock & Wilcox Company through E. James Ferland, its President and CEO, who acknowledged that s/he did sign the foregoing instrument for and on behalf of The Babcock & Wilcox Company, and that the same is the free act and deed of The Babcock & Wilcox Company and the free act and deed of such officer as its agent.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Charlotte, NC, this 6th day of May, 2013.

/s/ Wendy A. Walters
NOTARY PUBLIC
My Commission expires 8/31/2013

EXHIBIT A

Release Agreement

This Release Agreement (the “Release Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, Mary Pat Salomone (“Executive”), The Babcock & Wilcox Company, a Delaware corporation (the “Company”).

RECITALS:

A.	Reference is made to the Separation Agreement, dated , 2013 (the “Agreement”), by and between the Company and Executive.

B.	Execution and delivery of this Release Agreement by Executive is a condition to Executive’s right to receive certain payments and benefits under the Agreement.

C.	Capitalized terms used and not defined herein shall have the meanings given to them in the Agreement.

In consideration of the mutual promises and obligations set forth herein and in the Agreement, Executive and the Company hereby agree as follows:

(a) In consideration of the foregoing, the adequacy of which is hereby expressly acknowledged, Executive hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent applicable law permits, the “Company Releasees,” as defined below, from any and every action, cause of action, complaint, claim, demand, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost and/or expense (including attorney’s fees) that she has, may have or may be entitled to from or against the Company Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, which arises directly or indirectly out of, or is based on or related in any way to Executive’s employment with or termination of employment from the Company, its predecessors, successors and assigns and past, present and future Affiliates (as defined in Paragraph 5 of the Agreement), subsidiaries, divisions and parent corporations, including, without limitation, any such matter arising from the negligence, gross negligence or willful misconduct of the Company Releasees (together, the “Executive Released Claims”); provided, however, that this release does not apply to any claims solely and specifically (i) arising after the date this Agreement is executed, (ii) for indemnification (including, without limitation, under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company, its Affiliates (as defined below) or Executive in her capacity as an employee or a former officer or director of the Company or its Affiliates (it being agreed by the Company that Executive shall continue to be entitled to such indemnification in respect of the period prior to the Date of Retirement), (iii) arising from any breach or failure to perform this Agreement, or (iv) that cannot be waived by law. For the sake of clarity, this Paragraph (a) shall not operate to deny Executive of any rights to coverage under the Company’s directors and officers liability and insurance policy, as in effect from time to time, to which she would otherwise be entitled.

(b) The parties intend this release to cover any and all Executive Released Claims, whether arising under any employment contract (express or implied), policies, procedures or practices of any of the Company Releasees, and/or by any acts or omissions of any of the Company Releasees’ agents or employees or former agents or employees and/or whether arising under any state or federal statute, including but not limited to state employment discrimination laws, all federal discrimination laws, the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, all local laws and ordinances and/or common law, without exception. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Company Releasees’ real or alleged waivable legal obligations to Executive with the specific exceptions noted above. The term “Company Releasees” means the Company, its predecessors, successors and assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations and all their respective past, present and future officers, directors, shareholders, employee benefit plan administrators, employees and agents, individually and in their respective capacities.

(c) The release set forth in Paragraph (a) includes a release of any claims Executive may have under the Age Discrimination in Employment Act (“ADEA”) against the Releasees that may have existed on or prior to the date Executive signs this Agreement. The ADEA is a federal statute that prohibits discrimination on the basis of age. By signing this Release Agreement, Executive understands that she is waiving any and all claims arising under the ADEA that Executive may have against the Releasees up to the date Executive signs this Release Agreement. Executive understands that any claims under the ADEA that may arise after she signs this Release Agreement are not waived. Executive acknowledges that she is receiving consideration for the waiver of any and all claims under the ADEA in addition to anything of value to which she is already entitled.

(d) Executive expressly agrees that neither she nor any person acting on her behalf will file or permit to be filed any action for legal or equitable relief against the Company Releasees involving any matter related in any way to her employment with, or termination from employment with the Company, its predecessors, successors, assigns and past, present and future Affiliates, subsidiaries, divisions and parent corporations. In the event that such an action is filed, Executive agrees that the Company Releasees are entitled to legal and equitable remedies against her, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing two sentences shall not apply to any charge filed by Executive with the Equal Employment Opportunity Commission, any action for a claim arising after the date this Agreement is executed, any action for indemnification arising in connection with an action instituted by a third party against the Company, its Affiliates or Executive in her capacity as an employee or former officer or director of the Company or its Affiliates or any action filed by Executive that is narrowly limited to seeking a determination as to the validity of the provisions of this Exhibit A or to enforce the terms of the Agreement referenced in Recital A hereof. Should Executive file a charge with the Equal Employment Opportunity Commission or should any governmental entity, agency, or commission file a charge, action, complaint or lawsuit against any of the Company Releasees based on any Executive Released Claim, Executive agrees not to seek or accept any resulting relief whatsoever.

(e) Executive represents and warrants that as of the date of her execution hereof she has no knowledge of any unlawful activity by herself, the Company, the Company Releasees, the Affiliates or the Ventures.

(f) Executive acknowledges that she had at least twenty-one (21) calendar days from the date this Release Agreement was first presented to her to consider this Release Agreement. By signing this Release Agreement, Executive agrees that the Company advised her in writing to consult with an attorney. Executive can only accept this agreement by executing it during the fourteen (14) day period beginning on the Service Vesting Date (the “Acceptance Period”) and delivering it to the attention of the Company General Counsel at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, NC 28277 prior to 5:00 pm, Eastern time, on the last day of the Acceptance Period. Executive has seven (7) calendar days following the date she executes this Release Agreement within which to revoke this Release Agreement (the “Revocation Period”) by delivering a written notice of her revocation to the attention of the Company General Counsel at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, NC 28277 prior to the end of the Revocation Period. This Release Agreement does not become effective or enforceable until the Revocation Period has expired.

(g) Executive hereby resigns from all appointed or elected positions, as officer, director or otherwise, she may hold with Nuclear Production Partners, LLC, effective on the Service Vesting Date.

I HAVE READ THE FOREGOING RELEASE AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date:	By:
Mary Pat Salomone

The Babcock & Wilcox Company

Date:		By:

BWC - The Babcock & Wilcox Company	Grant/Award Activity Report

Exhibit B - Equity Awards(1)
Grant Type	Award Date	Vest Date		Exercise Price	# Unvested	Current Value	Proration %	RIF Proration for Awards Granted prior to Jan. 1, 2013 (Section 2)
								(# to Vest)	(Approx. Value)
Stock Option	3/4/2011	8/12/2013	*	$34.55	5,192	N/A	50%	2,596	N/A
Stock Option	3/4/2011	3/4/2014		$34.55	5,862	N/A	50%	2,931	N/A
Stock Option	3/5/2012	3/5/2014		$26.59	10,007	$4,103	25%	2,502	$1,026
Stock Option	3/5/2012	3/5/2015		$26.59	10,007	$4,103	25%	2,502	$1,026

Sub-Total					31,068	$8,206		10,531	$2,052

RSUs	3/4/2011	8/12/2013	*		1,643	$44,361	50%	822	$22,194
RSUs	3/4/2011	3/4/2014			1,855	$50,085	50%	928	$25,056
RSUs	3/5/2012	3/5/2014			3,870	$104,490	25%	968	$26,136
RSUs	3/5/2012	3/5/2015			3,870	$104,490	25%	967	$26,109

Sub-Total					11,238	$303,426		3,685	$99,495

Performance Shares	3/4/2011	3/4/2014			10,962	$295,974	50%	5,481	$147,987
Performance Shares	3/5/2012	3/5/2015			25,155	$679,185	25%	6,289	$169,803

Sub-Total					36,117	$975,159		11,770	$317,790

TOTAL						$1,286,791		25,986	$419,337

(1) assuming closing price of:	$27.00

*	If the Service Vesting Date is on or after August 12, 2013, these Awards shall vest in their entirety on August 12, 2013, as set forth in the applicable award agreement.